EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

We agree to the incorporation by reference of:

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our Independent Auditors’ Report of Registered Public Accounting Firm dated February 15, 2012, on the consolidated balance sheets of Kinross Gold Corporation ("the Company") as at December 31, 2011, December 31, 2010 and January 1, 2010, the consolidated statements of operations, comprehensive income (loss), cash flows and equity for the years ended December 31, 2011 and December 31, 2010, and notes, comprising a summary of significant accounting policies and other explanatory information,

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our Report of Independent Registered Public Accounting Firm dated February 15, 2012, except as to notes 23 and 24, which are as of March 23, 2012, on the consolidated balance sheets of the Company as at December 31, 2011, December 31, 2010 and January 1, 2010 and the related consolidated statements of operations, comprehensive income (loss), cash flows and equity for the years ended December 31, 2011 and December 31, 2010; and

─	our Report of Independent Registered Public Accounting Firm dated February 15, 2012 on the Company’s internal control over financial reporting as of December 31, 2011 in this Registration Statement on Form S-8 relating to the Kinross Gold Corporation Restricted Share Plan.

/s/KPMG LLP

Chartered Accountants, Licensed Public Accountants
Toronto, Canada
April 19, 2012